Exhibit 10.31

February 27, 2020
Beyond Meat, Inc.
119 Standard Street
El Segundo, California 90245
Attention: Chief Executive Officer

Dear Ethan:

Reference is made to the Second Amended and Restated Consulting Agreement, dated as of April 8, 2019 (the “Consulting Agreement”), by and between Beyond Meat, Inc. (f/k/a Savage River, Inc.), a Delaware corporation (the “Company”), and Seth Goldman (“Consultant”). Capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Consulting Agreement. In accordance with Consultant’s resignation as Executive Chair of the Board of Directors of the Company, Consultant and the Company hereby agree to the termination of the Consulting Agreement, in accordance with its terms, for all purposes and in all respects. Each of Consultant and the Company hereby waive the notice requirement set forth in Section 4 of the Consulting Agreement, and agree that the termination of the Consulting Agreement is effective as of 11:59 pm (PT) on February 27, 2020 (the “Termination Date”).

Each of Consultant and the Company acknowledge and agree that the Company has satisfied in full all payment obligations owed to Consultant by the Company pursuant to Section 2 and Section 3 of the Consulting Agreement. The Company further acknowledges that Consultant shall be entitled to payment of a discretionary cash bonus payment for services provided in 2019, with such amount to be determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company (“2019 Bonus Payment”). Such 2019 Bonus Payment shall be paid to Consultant at such time as the Company pays 2019 bonus payments to its executive officers, but in no event later than March 15, 2020. Consultant acknowledges that absent a subsequent written agreement between the Company and Consultant, following the Termination Date, the sole compensation he shall receive from the Company shall be in connection with his service as non-executive Chairman of the Board of Directors of the Company pursuant to the Beyond Meat, Inc. Outside Director Compensation Policy.

Sincerely,

/s/ Seth Goldman
Seth Goldman
Acknowledged and Agreed:

BEYOND MEAT, INC.

By:    /s/ Ethan Brown
Name: Ethan Brown
Title: President and Chief Executive Officer